AGREEMENT AND
                             PLAN OF REORGANIZATION


THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made as of March 7, 1997, by and among NET RADIO CORPORATION, a Nevada corporation with its principal place of business located at Riverplace Exposition Hall, Suite 149, 43 Main Street, Minneapolis, Minnesota 55414 (the "Company"), NAVARRE CORPORATION, a Minnesota corporation with its principal place of business located at 7400 49th Avenue North, New Hope, Minnesota 55428 ("Navarre") and NET RADIO CORPORATION, a Minnesota corporation with its principal place of business located at 7400 49th Avenue North, New Hope, Minnesota 55428, A WHOLLY OWNED SUBSIDIARY OF NAVARRE CORPORATION ("NRC").

                                    RECITALS

       A. The Board of Directors of Navarre and the Company have each determined that it is in the best interests of their respective stockholders that Navarre and the Company enter into a business combination under which the Company will merge with and into NRC (the "Merger"), in order to achieve certain synergies and efficiencies resulting from the combination of the respective businesses, and, in connection therewith, to make certain representations, warranties and agreements in connection with the Merger.

       B. The Company is engaged in the business of offering an array of services and products to internet users, including 24-hour live programming related to music and the music industry and a product known as "Net Companion" (collectively, the "Business").

       C. Pursuant to the terms of that certain Stock Purchase Agreement dated as of May 1, 1996, by and among the Company, the Company's shareholders (hereinafter referred to as the "Shareholders", whose names are set forth on SCHEDULE 1. attached hereto) and Navarre, Navarre purchased what was then a fifty percent (50%) interest in the Company through the purchase of fifty percent (50%) of the issued and outstanding shares of capital stock of the Company as of that date.

       D. As of May 1, 1996, the Shareholders were the legal and beneficial owners of all right, title and interest in and to the remaining fifty percent (50%) of all of the issued and outstanding capital stock of the Company.

       E. The parties to this Agreement intend that, subject to the terms and conditions of this Agreement, the Company will merge with and into NRC, with NRC to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement and an Agreement of Merger substantially in the form of EXHIBIT A attached hereto (the "Agreement of Merger") and the applicable provisions of the Nevada General Corporation Law ("Nevada Law") and the Minnesota Business Corporation Act ("Minnesota Law"). Upon the effectiveness of the Merger, all the outstanding capital stock of the Company shall be converted, as provided in this Agreement and the Agreement of Merger, and the Shareholders shall receive Navarre common stock in exchange for their Company owned stock and the Company stock owned by Navarre will be cancelled.

       F. The Merger is intended to be treated as a reorganization pursuant to the provisions of Section 368 (a) of the Internal Revenue Code of 1986, as amended (the "Code").

       G. For accounting purposes, it is intended that the Merger shall be accounted for as a purchase of assets under United States generally accepted accounting principles ("GAAP").

       NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained in this Agreement and other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Company, NRC and Navarre, each intending to be legally bound, do hereby covenant and agree as follows:


                                   SECTION I.
                                   THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in Sections VI and VII, and in accordance with Nevada Law and Minnesota Law, on the Effective Date (as defined in Section 1.13) the Company shall be merged with and into NRC. As a result of the Merger, the separate corporate existence of the Company shall cease and NRC shall continue as the surviving corporation of the Merger which shall continued to be a wholly owned subsidiary of Navarre (the "Surviving Corporation").

1.2 Effective Date. Upon the terms and subject to the conditions of this Agreement, as soon as practicable on the Effective Date the parties hereto shall cause a certificate of merger (the "Certificate of Merger") to be filed with both the Secretary of State of the State of Minnesota and the Secretary of State of the State of Nevada, in such form as is required by, and executed in accordance with the applicable provisions of, Minnesota Law and Nevada Law. The Merger shall become effective upon the filing of the Certificate of Merger with both the Secretary of State of the State of Minnesota and the Secretary of State of the State of Nevada.

1.3. Effect of the Merger. On the Effective Date, the effect of the Merger shall be as provided in the applicable provisions of Minnesota Law and Nevada Law. Without limiting the generality of the foregoing, and subject thereto, on the Effective Date all of the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.4. Articles of Incorporation and Bylaws. The Articles of Incorporation and the Bylaws of NRC in effect immediately prior to the Effective Date, shall be the Articles of Incorporation and Bylaws of the Surviving Corporation until thereafter amended as provided by Minnesota Law and the Surviving Corporation's Articles of Incorporation and its Bylaws.

1.5. Directors and Officers. The directors of NRC immediately prior to the Effective Date shall be the initial directors of the Surviving Corporation after the Merger, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of NRC immediately prior to the Effective Date shall be the initial officers of the Surviving Corporation after the Merger, in each case until their respective successors are duly elected or appointed and qualified.

1.6. Subsequent Actions. If, at any time after the Effective Date, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue in, vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties, privileges, franchises or assets, acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be directed and authorized to execute and deliver, in the name of and on behalf of the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name of and on behalf of the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to or under such rights, properties, privileges, franchises or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.7. Effect on Capital Stock of the Company. As of the Effective Date, by virtue of the Merger and without any action on the part of the holders thereof, the shares of stock of the Company owned by Navarre and the Shareholders, and the NRC shares of common stock shall be as set forth in Sections 1.8., 1.9., 1.10.,
1.11. and 1.12. All outstanding options to purchase the Company's common stock shall be exercised prior to the Effective Date. Any options or warrants not exercised prior to the Effective Date shall automatically and immediately be extinguished and of no further force or effect, without any further action by NRC, the Company or any other party.

1.8. Delivery of the Company Share Certificates and Cancellation of Treasury Shares.

       (a) CANCELLATION OF TREASURY SHARES. On the Effective Date, each share of the Company common stock held in the treasury of the Company or owned by Navarre immediately prior to the Effective Date shall be cancelled and retired and no shares of common stock or other securities of Navarre or the Surviving Corporation shall be issuable, and no payment or other consideration shall be made, with respect thereto.

       (b) EXCHANGE OF SHARES OTHER THAN TREASURY SHARES. Subject to the terms and conditions of this Agreement, at or prior to the Effective Date, the Company shall deposit, or cause to be deposited with Norwest Bank Minnesota, National Association (hereinafter referred to as the "Escrow Agent") certificates representing all of the Company common stock that is issued and outstanding to persons other than Navarre for conversion into Navarre Shares as set forth in Sections 1.11. and 1.12. The certificates deposited with the Escrow Agent shall be free and clear of all pledges, liens, encumbrances, equities, claims and obligations to other persons of every kind and character (the "Encumbrances"), and all right, title and interest therein and thereto (the

       Merger described in this Agreement and the agreements contained in the Exhibits attached hereto are collectively referred to herein as the "Transaction").

1.9. Capital Stock of NRC. As of the Effective Date, each issued and outstanding share of common stock, no par value per share, of NRC shall continue to be issued and outstanding as shares of the Surviving Corporation common stock, and the holder thereof shall retain its rights therein.

1.10. Certain Adjustments.

       (a) If between the date hereof and the Effective Date, the outstanding shares of Navarre common stock or of the Company common stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other security shall be declared thereon with the record date within such period, the Conversion Ratio set forth in the Agreement of Merger shall be adjusted accordingly to provide to the holders of the Company common stock the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend.

       (b) No fractional share certificate of Navarre common stock will be issued upon the surrender for exchange of certificates evidencing the Company's stock, and an outstanding fractional share interest will not entitle the holder thereof to vote, receive dividends or to any rights of a stockholder of Navarre or of the Surviving Corporation with respect to such fractional share interest. For purposes of valuating the amount of cash, if any, to be paid to the holders of the Company stock with respect to any fractional share interests, the Navarre shares shall be valued at $3.00 per share, and at such time that the Shareholders have a right to distribution under the terms of this Agreement, if a fractional share results in the distribution, the Shareholder shall be paid in cash for the fractional amount based on a $3.00 per share figure and the number of Escrow Shares to be issued pursuant to Section 1.11.(a) shall be reduced accordingly.

1.11. Conversion of Company Shares. The conversion of the Company Shares into shares of common stock of Navarre to be issued to the Shareholders in accordance with this Agreement and the Agreement of Merger shall be as follows:

       (a) 105,000 shares of common stock of Navarre (the "Escrow Shares") shall be deposited with the Escrow Agent;

       (b) up to an additional 1,175,000 shares of common stock of Navarre (the "1997 Shares"); and

       (c) up to an additional 1.6 million shares (but not more than 800,000 shares if all of the 1997 Shares have been issued/earned) of common stock of Navarre (the "1998 Shares") (the Escrow Shares, 1997 Shares and 1998 Shares are collectively referred to hereinafter as the "Navarre Shares").

Navarre shall reserve and cause to be set aside for future distribution to record holders of the Company stock such shares as are necessary to meet its obligations pursuant to Sections 1.11.(b), 1.11.(c), 1.12.(b) and 1.12.(c) hereof.

1.12. Conversion Rights of the Shareholders of the Company Shares into Navarre Stock. The conversion ratio of the Company stock owned by the Shareholders into Navarre common stock shall be as set forth in the Agreement of Merger, and the rights of such Shareholder to his or her pro rata share of the Navarre Shares shall be based on the percentage interest of the Company stock owned by such Shareholder set forth on SCHEDULE 1. attached hereto. The rights of the Shareholders to receive equity securities of Navarre pursuant to the Merger shall be conditioned on the following:

       (a) The Escrow Shares shall be placed in escrow on the Effective Date to indemnify Navarre, in part, against those liabilities of the Company described on SCHEDULE 1.12.(a) hereto. The Escrow Shares shall be released within 30 days of execution of a certificate signed by the Surviving Corporation and Navarre confirming full payment or final settlement of those liabilities described on SCHEDULE 1.12.(a) hereto. For those Shareholders that have nonrecourse notes outstanding with the Company for the purchase of Company Shares, the Escrow Shares will not be issued to such Shareholders until the notes have been paid in full. The Escrow Shares shall be ultimately released to the Shareholders after first releasing to Navarre such number of Escrow Shares having a Fair Market Value (as defined in Section 1.12.(e) below) equal to the cost of any post closing costs paid by the Surviving Corporation or Navarre in connection with resolution of those liabilities of the Company described on SCHEDULE 1.12.(a). and hereto, or such earlier date as may be determined by Navarre in its sole discretion.

       Any dividends or distributions payable with respect to the Escrow Shares shall be paid to the Shareholders upon final release of the Escrow Shares, to the extent not previously used to satisfy the obligations set forth above. If the liabilities described on SCHEDULE 1.12.(a) are resolved in a non-monetary settlement (without the use of cash proceeds, using assets or potential assets of the Company) (e.g., forfeiture of the Company's licensing or distribution rights to a specific country, whether by licensing or franchising such rights to a third party or otherwise) then the calculation of the liabilities incurred by Navarre for purposes of determining the number of Escrow Shares to be released to the Shareholders shall be calculated as follows: (i) if a country with a census population of 50,000,000 or greater is the subject of the settlement involving the granting of licensing, distribution or franchise rights for such country then $100,000 worth of the Escrow Shares for each such country shall first be released to Navarre before the remaining Escrow Shares are distributed to the Shareholders; and/or (ii) if a country with a census population of less than 50,000,000 is the subject of the settlement involving the granting of distribution or franchise rights for such country then $50,000 worth of the Escrow Shares for each such country shall first be released to Navarre before the remaining Escrow Shares are distributed to the Shareholders.

       (b) If applicable, any 1997 Shares earned by the Shareholders shall be issued to the Shareholders within 90 days after the end of the applicable earn out period. The actual number of 1997 Shares issued shall be determined as follows:

              (i) Up to 600,000 Shares (the "1997 Pre-tax Shares") shall be issued on the basis of the Surviving Corporation's actual net profit before extraordinary items and income taxes ("Pre-tax Income") for the twelve months ending twelve months from the Effective Date (hereinafter such date is referred to as "Target Date No. 1") in accordance with the following formula:

                     (1) If Pre-tax Income is a loss, then none of the 1997 Pre-tax Shares will be issued; or

                     (2) If Pre-tax Income is between $0 and $200,000, then 100,000 shares of the 1997 Pre-tax Shares will be issued; or

                     (3) If Pre-tax Income is $200,000 or more, then the remaining portion of the 500,000 unissued 1997 Pre-tax Shares (rounded to the nearest whole number of shares) available to be issued shall be the product of (i) 500,000 Shares and (ii) the quotient of Pre-tax Income (minus $200,000) and $800,000.

              (ii) Up to 200,000 1997 Shares (the "1997 Revenue Shares") shall be issued on the basis of the Surviving Corporation's actual revenue (excluding barter revenue and other similar accommodations) for Target Date No. 1 in accordance with the following formula:

                     One 1997 Revenue Share for each $5.00 of revenue earned by the Surviving Corporation in excess of $4,000,000 for Target Date No. 1; provided, however, no 1997 Revenue Shares shall be issued if Pre-tax Income is less than $0.

              (iii) To the extent the Surviving Corporation achieves "Net Sales" of at least $1,750,000 for the 12 month period ending 12 months from the Effective Date, up to 375,000 of the 1997 Shares (the "1997 Net Sales Shares") eligible for distribution to the Shareholders shall be distributed on a proportionate basis in an amount equal to 1 share of common stock for each $3.33333 that Net Sales exceed $1,750,000 for such 12 month period. For purposes of this Agreement, "Net Sales" shall be calculated in accordance with GAAP, with the exception that any Net Sales not collected within 60 days after any applicable earn out period shall not be included in any earn out calculations for such period, and "barter income" and any revenue which is all or in part offset by payments to an entity from which revenue has been derived shall also be excluded from such earn out calculations. The maximum number of 1997 Shares subject to distribution under this Section shall be 375,000.

                     Example: If the Surviving Corporation's Net Sales are $2,500,000 for such period, the 1997 Net Sales Shares distributed would be 225,000.

              (iv) Notwithstanding anything to the contrary contained herein, the 1997 Shares (i.e. the sum of 1997 Revenue Shares, the 1997 Pre-tax Shares and the

              1997 Net Sales Shares) to be issued shall in no event exceed 1,175,000 shares in the aggregate; and provided further, that if the Fair Market Value price for Navarre's common stock at Target Date No. 1 is greater than 125% of the Fair Market Value of Navarre's stock on the Effective Date (the "Base Price"), then the 1997 Pre-Tax Shares and the 1997 Revenue Shares (but not including the 1997 Net Sales Shares) to be issued shall be equal to the quotient of: (a) the product of 125% of the Base Price and the number of shares as otherwise calculated above and (b) the Fair Market Value of Navarre's common stock at Target Date No. 1; further, provided, that only 800,000 of 1997 Shares shall be subject to the Fair Market Value of the Navarre common stock and the remaining 375,000 1997 Shares shall not be subject to the Fair Market Value of Navarre common stock.

       (c) Subject to the provisions set forth herein, any 1998 Shares earned by the Shareholders shall be issued to the Shareholders within 90 days after the end of the applicable earn out period. The actual number of 1998 Shares issued shall be determined as follows:

              (i) Up to 1.6 million Shares (but reduced by the aggregate number of 1997 Pre- tax Shares, 1997 Revenue Shares and 1997 Net Sales Shares earned by the Shareholders) based upon the Surviving Corporation's actual, cumulative Pre- tax Income for the Target Date No. 2 ("Cumulative Pre-tax Income") in accordance with the following formula:

                     (1) If Cumulative Pre-tax Income is $1,000,000 or less (including an operating loss), then no 1998 Shares will be issued (other than 1997 Shares previously earned); or

                     (2) If Cumulative Pre-tax Income is greater than $1,000,000, then the 1998 Shares to be issued (rounded up to the nearest whole number of shares) shall be the difference between (i) the product of (a) 1.6 million shares and (b) the quotient of Pre-tax Income (minus $1,000,000) and $5,000,000; and (ii) the 1997 Shares actually issued/earned pursuant to Section 1.12.(b); provided, however, the combined number of 1997 Shares and 1998 Shares to be issued shall in no event exceed 1.6 million shares, and provided further, that if the Fair Market Value of Navarre's common stock at Target Date No. 2 is greater than 150% of the Base Price, then the 1998 Shares to be issued shall be equal to the quotient of:
                     (a) the product of 150% of the Base Price and the number of shares as otherwise calculated above and (b) the Fair Market Value of Navarre's common stock at Target Date
                     No. 2.

       (d) For purposes of this Section 1.12., the Company's litigation costs with respect to litigation pending on the date of this Agreement and described on SCHEDULE 2.8. hereto and for which provision is made in
       Section 1.12.(a) shall not be taken into account in computing the "Pre-tax Income" calculations described herein. "Pre-tax Income" shall otherwise be defined as follows:

              Exclusions:   "barter income," or any revenue which is all or in
                            part offset by payments to an entity from which revenue has been derived; accounts receivable not collected within 60 days after the end of any applicable earn out period.

              Allocated
              Expenses:     accounting expense allocation of $5,000 per month
                            for the first year and $10,000 per month during the second year shall be charged against income.

       (e) For purposes of this Agreement, "Fair Market Value" of a share of Navarre's common stock as of a particular date (the "Determination Date") shall mean: (i) if Navarre's common stock is traded on an exchange or the NASDAQ national market or SmallCap Market, then the average last reported sale prices, reported for the twenty (20) business days immediately preceding the Determination Date, (ii) if Navarre's common stock is not traded on an exchange or on NASDAQ but is traded on the over-the-counter market, then the average closing bid and asked prices reported for the twenty (20) business days immediately preceding the Determination Date, and (iii) if Navarre's common stock is not actively traded, then the fair market value of a share of common stock shall be the fair market value as determined by Navarre's Board of Directors in good faith.

1.13. Closing. Subject to satisfaction or waiver of all conditions of closing (the "Closing"), this Agreement shall be executed at the offices of Winthrop & Weinstine, P.A., 3000 Dain Bosworth Plaza, 60 South Sixth Street, Minneapolis, Minnesota at 10:00 a.m. central time on March 7, 1997 (the "Closing Date"). As soon as practicable thereafter, and in no event later than March 21, 1997, the parties will obtain all necessary shareholder approvals and third party consents, exchange shares and other consideration and otherwise complete the Transaction (the date all such activities are completed is hereinafter referred to as the "Effective Date").

1.14. Certain Payments and Distributions. SCHEDULE 1.14.(a) attached hereto lists and describes all loans, receivables or other amounts due from the Shareholders to the Company or from the Company to the Shareholders existing on the Closing Date. The Company further acknowledges and agrees that, except as set forth on SCHEDULE 1.14(b), on or before the Effective Date (i) all loans and advances from the Company to the Shareholders, whether or not disclosed in any Schedule hereto, shall be repaid to the Company in full and the Company shall have delivered to Navarre appropriate instruments or writings to evidence the receipt of such repayments; (ii) all guarantees by the Company of loans obtained by any shareholder, officer or director of the Company from third parties shall have been released; and (iii) other than this Agreement, the Employment Agreements, the Non-Compete Agreements, and agreements described on SCHEDULE 1.14.(b) hereto, all contracts, leases and agreements between the Company and the Shareholders shall be terminated without penalty to Navarre or to the Surviving Corporation.

1.15. Deliveries by the Company. Within ten (10) days after the Closing but in no event later than the Effective Date, the Company shall have received for delivery to Navarre on the Effective Date the following:

       (a) Certificates evidencing all of the issued and outstanding Company shares issued to the Shareholders that are to be deposited with the Escrow Agent;

       (b) A certificate evidencing 1,042,907 shares of the Company, which represents the shares purchased by Navarre as of May 1, 1996, which have been held in escrow, which shall be deposited with the Escrow Agent to effect the conversion.

       (c) Executed counterparts of non-compete agreements executed by certain Shareholders who are key employees of the Company (to be determined by Navarre) in substantially the form set forth in EXHIBIT 1.15.(c) attached hereto (the "Non-Compete Agreements");

       (d) An executed counterpart of employment/confidentiality agreement for Mark Hempel and Robert Griggs (collectively referred to hereinafter as the "Employment Agreements") in substantially the form set forth on
       EXHIBIT 1.15.(d) attached hereto;

       (e) An executed counterpart of a voting agreement wherein all of the Shareholders will appoint Eric H. Paulson and Charles E. Cheney as the persons authorized to vote all shares of Navarre stock held by or to be issued to the Shareholders in substantially the form set forth on EXHIBIT 1.15.(e) attached hereto (the "Voting Agreement");

       (f) An executed counterpart of a shareholder rights agreement with respect to the terms of the lock-up, registration rights and first refusal rights of the Shareholders in substantially the form set forth on
       EXHIBIT 1.15.(f) attached hereto (the "Shareholder Rights Agreement");

       (g) Executed counterparts of release agreements signed by all current employees of the Company evidencing that such employees are "at-will" employees and that any and all employment agreements now in effect are null and void as of the Effective Date and that any consulting, bonus, severance or other provisions relating to compensation described in said employment agreements are terminated and no longer of any force and effect, at no cost to the Company, the Surviving Corporation or Navarre, in substantially the form set forth in EXHIBIT 1.15.(g) attached hereto (the "Agreement of Employees");

       (h) An executed counterpart of a credit facility agreement in substantially the form set forth on EXHIBIT 1.15.(h) attached hereto (the "Credit Facility Agreement") which evidences Navarre's obligation to make working capital loans to the Surviving Corporation based on specific performance criteria;

       (i) A fully executed agreement signed by the Shareholders and all of the parties described on EXHIBIT 1.15.(i) hereto evidencing to Navarre's satisfaction that all option holders, warrant holders and other persons or entities with claims or rights to the Company's stock shall have released and terminated all of such claims and rights (the "Option Termination Agreement");

       (j) An executed counterpart of a termination agreement in substantially the form set forth on EXHIBIT 1.15.(j) attached hereto (the "Termination Agreement") that will evidence the termination of the following agreements each dated as of May 1, 1996: (1) the Option Agreement, (2) Shareholder Voting Control Agreement, and (3) Preemptive Rights Agreement;

       (k) Such resignations of officers and directors of the Company effective as of the Effective Date as are requested by Navarre not less than ten
       (10) days after the Closing Date;

       (l) Executed counterparts of disclosure statements in substantially the form set forth in EXHIBIT 1.15.(l) attached hereto ("Disclosure Statement") signed by every Shareholder;

       (m) An executed counterpart of the severance agreement for Terrence K. Mahoney ("Severance Agreement") in substantially the form set forth in
       EXHIBIT 1.15.(m) attached hereto;

       (n) Certificate of the Secretary of the Company certifying copies of the Bylaws, stock ledger and minute book of the Company, evidencing no changes since the Closing Date;

       (o) Articles of Incorporation of the Company certified as of recent date by the Secretary of State of the State of Nevada, evidencing no changes since the Closing Date;

       (p) Certificate of Good Standing of the Company certified as of recent date by the Secretary of State of the State of Nevada and each state in which the Company is qualified to do business;

       (q) A copy, certified by an officer of the Company, of the duly adopted Resolutions of the Company's Board of Directors and its Shareholders approving this Agreement and the Transaction, the Agreement of Merger and authorizing the execution of all of the documents contemplated in this Agreement;

       (r) An executed counterpart of the Agreement of Merger and Articles of Merger which will be filed at the Office of the Secretary of State of the State of Minnesota and office of the Secretary of State of the State of Nevada;

       (s) A bring-down certificate, which certificate shall (i) certify to both Navarre and NRC, that the unaudited balance sheet of the Company as of February 28, 1997, (a copy of which shall be attached to the bring-down certificate) is complete, true and accurate in all respects, (ii) shall identify any changes from the Company's January 31, 1997, financial statements, (iii) shall identify any material changes outside of the ordinary course of business from the date of this Agreement through the Effective Date, and (iv) specifically identifying all revisions to any of the Schedules attached to the Agreement from the date of this Agreement through the Effective Date; and

       (t) Such other documents as Navarre and NRC may require to evidence that the conditions to the Effective Date set forth in Section VI and elsewhere herein have been satisfied.

1.16. Satisfaction of Note. Immediately, the Company shall mark "paid in full" and return that certain $500,000 promissory note dated as of May 1, 1996, executed by Navarre in favor of the Company (the "Note") which has been paid in full by Navarre as of the date of this Agreement.

1.17. Deliveries by Navarre. On the Effective Date, Navarre shall deliver, or cause to be delivered, to the Company the following:

       (a) The Escrow Shares which shall be held with the Escrow Agent pursuant to the terms of an escrow agreement to be substantially in the form of
       EXHIBIT 1.17.(a) attached hereto (the "Escrow Agreement");

       (b) Executed counterparts of the Non-Compete Agreements;

       (c) An executed counterpart of the Voting Agreement;

       (d) An executed counterpart of the Shareholder Rights Agreement;

       (e) An executed counterpart of the Termination Agreement;

       (f) An executed counterpart of the Credit Facility Agreement;

       (g) A copy, certified by an officer of Navarre, of the duly adopted resolutions of Navarre's Board of Directors approving this Agreement, the Agreement of Merger and the Transaction, and authorizing the execution of this Agreement and the other documents contemplated in this Agreement; and

       (h) Stock certificates evidencing the 5,000 shares of common stock of Navarre issued to Patrick Mahoney, and 15,000 shares of common stock of Navarre issued to Robert Griggs as consideration for the release of their respective security interests in the Company's assets, as further described in Section 5.6. of this Agreement.

1.18. Deliveries by NRC. On the Effective Date, NRC shall deliver, or cause to be delivered, to the Shareholders the following:

       (a) Executed counterparts of the Non-Compete Agreements;

       (b) An executed counterpart of the Credit Facility Agreement;

       (c) A copy, certified by an officer of NRC, of the duly adopted resolutions of NRC's Board of Directors approving this Agreement, the Agreement of Merger and the Transaction, and authorizing the execution of this Agreement and the other documents contemplated in this Agreement; and

       (d) An executed counterpart of the Agreement of Merger and Articles of Merger which will be filed at the Office of the Secretary of State of the State of Minnesota and Office of the Secretary of State of the State of Nevada.

1.19. Inspection and Information by Navarre. Through the Effective Date, Navarre may, through its representatives, accountants and attorneys, make such investigation of the Company and of its financial and legal condition as it may deem necessary or advisable, and the Company agrees to make available to such persons, with the right, at Navarre's expense, to make copies thereof, all of the Company's books, tax returns, records and other data of or relating to the Company; provided, however, that such investigation shall be made only at reasonable hours and so as not to interfere unreasonably with the Company's operations through the Effective Date. Through the Effective Date, the Company further agrees to furnish Navarre with such financial and operating data and other information with respect to the Company as Navarre or its representatives, accountants or attorneys shall from time to time reasonably request.

1.20. Inspection and Information by the Company. Through the Effective Date, the Company may, through its representatives, accountants and attorneys, make such investigation of Navarre and of its financial and legal condition as it may deem necessary or advisable, and Navarre agrees to make available to such persons, with the right, at the Company's expense, to make copies thereof, all of Navarre's books, tax returns, records and other data of or relating to Navarre; provided, however, that such investigation shall be made only at reasonable hours and so as not to interfere unreasonably with Navarre's operations through the Effective Date. Through the Effective Date, Navarre further agrees to furnish the Company with such financial and operating data and other information with respect to Navarre as the Company or its representatives, accountants or attorneys shall from time to time reasonably request.

1.21. Further Assurances and Cooperation. Each party hereto agrees that he, she or it will, at any time and from time to time after the Effective Date, upon request of any other party hereto, take or cause to be taken such further action and execute and deliver, or cause to be executed and delivered, all such further documents as such party may reasonably require to effect the Merger and issuing and delivering the Navarre Shares to the Shareholders.

1.22. Public Announcements. No party hereto shall issue any press release or otherwise make any public announcements, statements or disclosures with respect to the Transaction contemplated by this Agreement without the prior written consent of Navarre and Navarre's counsel except as may be required by law or as may be required under the circumstances to fully explain the Transaction contemplated by this Agreement to those who have a need to understand such Transaction and the Company's relationship with Navarre and NRC.

1.23. Expenses. Each party hereto shall pay its or his own expenses incident to the negotiation, preparation and carrying out of this Agreement, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, whether or not the Transaction contemplated hereby are consummated. Navarre acknowledges that the Company may incur legal and accounting costs to facilitate and assist the Company in completing the Transaction that will be paid by Navarre.

                                  SECTION II.
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents, warrants and covenants to NRC and Navarre and agrees that:

2.1. Organization and Capitalization.

       (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. The Company has full power and authority (corporate and other), to own, lease or operate its properties in the places where such business is now conducted and where such properties are now owned, leased or operated, to carry on its business as now being conducted, and to execute and deliver and carry out the Transaction contemplated by this Agreement and the Agreement of Merger, subject only to obtaining the approvals and consents identified in SCHEDULE 2.17. The Company is duly qualified to do business in, and is in good standing, and has all required and appropriate licenses under the laws of the states or jurisdictions specified in SCHEDULE 2.1.(a) being all the states and jurisdictions in which the failure to be so qualified or in good standing would materially adversely affect the operations of the Business of the Company. The Company is currently operating and structured in accordance with its Articles of Incorporation and Bylaws. The Company has delivered to Navarre complete and correct copies of its Articles of Incorporation and Bylaws, as amended to the date of this Agreement.

       (b) On the Closing Date and on the Effective Date the authorized capital stock of the Company consists of 10,000,000 shares of common capital stock, $.01 par value per share. Except as set forth in SCHEDULE 2.1.(b), there are no options, warrants, or other rights presently outstanding for the purchase, acquisition or sale of any common stock or any other securities of the Company, or any securities convertible into common stock or other securities of the Company. As of the Effective Date, all options, warrants, or other rights as set forth on SCHEDULE 2.1.(b) shall have been terminated and of no further force and effect. All of the Company shares, other than the shares owned by Navarre, (i) are owned beneficially and held of record by the Shareholders, (ii) have been duly authorized, and were duly and validly issued, are fully paid and non-assessable, are not subject to preemptive rights, and were issued in full compliance with all federal, state and local laws, rules and regulations. There are no shareholder or other restrictive agreements with respect to the ownership, transfer or repurchase of the capital stock or the management of the Company or any voting trusts or other agreements or understandings to which the Shareholders and/or the Company is a party with respect to the voting of the capital stock of the Company. There is no liability or indebtedness with respect to dividends or other distributions declared or accumulated but unpaid with respect to any equity securities of the Company.

       (c) The Company has no subsidiaries and is not a party to any joint venture nor a partner of any partnership. Except for as set forth in
       SCHEDULE 2.1.(c), the Company does not own any capital stock or other securities of, or any other direct or indirect interest in, any other business entity.

2.2. Due Authorization; Effect of Transaction. No provisions of the Company's Articles of Incorporation or Bylaws, or of any agreement, instrument or understanding, or any judgment, decree, law, rule or regulation, to which Company is a party or by which it is bound, has been or will be violated by the execution and delivery by the Company of this Agreement, or the performance or satisfaction of any agreement or condition therein or herein contained upon the Company's part to be performed or satisfied, and all requisite corporate and other authorizations for such execution, delivery, performance and satisfaction have been duly obtained, other than the approvals referred to on SCHEDULE 2.17. This Agreement will, upon execution and delivery, be a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as may be limited by applicable securities laws, bankruptcy, insolvency or other laws affecting creditors' rights generally and as may be limited by equitable principles. No authorization or approval of, or filing with, any governmental agency, authority or other body or any other third persons will be required in connection with the execution and delivery of this Agreement or the consummation of the Transaction contemplated hereby, except as described on
SCHEDULE 2.17.

2.3. Financial Statements, Etc. of the Company.

       (a) The Company has delivered to Navarre (i) audited balance sheets of the Company as of the close of its fiscal year for the year ending December 31, 1995, together with the related statements of income for fiscal year ending December 31, 1995 (collectively, the "1995 Year End Financial Statements"), and (ii) an unaudited balance sheet of the Company as of April 30, 1996, (the "April Financial Statements"), and
       (iii) an unaudited balance sheet of the Company as of January 31, 1997 (the "January Statements"). The 1995 Year End Financial Statements, the April Financial Statements and the January Statements, including in each case the notes to the financial statements, if any, are hereinafter sometimes collectively referred to as the "Financial Statements." All of such Financial Statements shall include all pertinent back-up information, invoices, asset lists, detailed descriptions of liabilities, payables and obligations and other supporting reconciliation documentation relating to the Financial Statements (including, in the case of accruals and estimates, the basis for such information).

       (b) Except as set forth in SCHEDULE 2.3.(b), all of the Financial Statements are (i) in accordance with the books and records of the Company, (ii) true, correct and complete in all material respects and fairly present the financial condition and results of operation of the Company as of the dates thereof and throughout the periods covered thereby in accordance with GAAP. In the case of the January Statements, they include normal accruals and reflect reserves believed by the officers and directors of the Company to be adequate for all material liabilities. The Company does not have as of the date hereof and will not have as of the Closing Date or the Effective Date (i) any Undisclosed Liabilities or (ii) any Loss Contingencies, as such term is used in the Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975, which are not adequately disclosed in the Unaudited Financial Statements, as required by said Statement No. 5. For purposes of this Section 2.3., "Undisclosed Liabilities" shall mean any material liability or obligation of the Company, whether matured or unmatured, fixed, liquidated or contingent, known or unknown, that is not fully reflected or reserved against in the Unaudited Financial Statements or fully covered by insurance or fully disclosed in any Schedule to this Agreement, other than obligations and liabilities incurred in the ordinary course of the Company's business. There has not been any change between the date of the most recent Unaudited Financial Statements and the date of this Agreement (whether in the ordinary course of business, through a so-called Act of God or as a result of government activity or otherwise, and whether or not covered by insurance) which has affected materially and adversely the business or properties or condition, financial or otherwise, or results of operation of the Company and, to the best knowledge, information and belief of the management level personnel of the Company, no fact or condition exists or is contemplated or threatened, which might cause any such change.

       (c) As of the date of the most recent Financial Statements, except as otherwise disclosed in this Agreement and Schedules attached hereto, the Company did not have any obligations or liabilities, past, present or deferred, accrued or unaccrued, fixed, absolute, contingent or other, except as disclosed in the Financial Statements, or the notes thereto, and since such date the Company has not incurred any such obligations or liabilities, other than obligations and liabilities incurred in the ordinary course of the business. The Company has not guaranteed and is not otherwise primarily or secondarily liable in respect of any obligation or liability of any other person or entity with respect to the Company, except for endorsements of negotiable instruments for deposit in the ordinary coarse of business or as disclosed in the Financial Statements, or the notes thereto, or in SCHEDULE 2.3.(c).

       (d) The books and records of the Company have been maintained in all material respects in accordance with generally accepted accounting principles.

2.4. Material Contracts. SCHEDULE 2.4. contains a true, correct and complete list of all the Company's Material Contracts, true, complete and correct copies of which have been delivered to Navarre. "Material Contracts" for purposes of this Agreement as it applies to the Company shall mean contracts of $1,000 or greater. Each such contract is or will be, as the case may be, valid, binding and enforceable in accordance with its terms and the Company has or will have, as the case may be, performed in all material respects its obligations required to be performed under any such contract and is not or will not be, as the case may be, in breach or default or in arrears in any material respect or in any other respect which would permit the other party to cancel such contract under the terms thereof. Except as set forth on SCHEDULE 2.4., no claim, suit or proceeding is pending or, to the best knowledge, information and belief of the officers, directors and management level personnel of the Company, threatened against the Company in connection with any such contract. No party is in default or breach of any such contract, nor are payments pursuant thereto overdue, except as described on SCHEDULE 2.4.

2.5. Employment Arrangements.

       (a) The Company does not have any obligation, contingent or otherwise, under any employment agreement, collective bargaining or other labor agreement, any agreement containing severance or termination pay arrangements, deferred compensation agreement, retainer or consulting arrangements, pension or retirement plan, bonus or profit-sharing plan, warrants, stock option or purchase plan or other employee contract or non-terminable (whether with or without penalty) arrangement, group life, health, medical or hospitalization insurance, plan or program or other employee or fringe benefit plan, including vacation plans or programs and sick leave plans or programs, including those relating to any employee of the Company, other than those listed or described on SCHEDULE 2.5.(a), true, correct and complete copies of which have been made available to Navarre for review. The Company has performed in all material respects all obligations required to be performed under all such agreements, plans and arrangements and is not in any material respect in breach of or in default or arrears under the terms thereof.

       (b) For the past two years, the Company's employees have not been subject to or involved in or, to the best knowledge, information and belief of the officers, directors and management level personnel of the Company, threatened with any union elections, petitions therefor or other organizational activities, except as described on SCHEDULE 2.5.(b). Employees of the Company are not parties to any collective bargaining agreement, and there are no grievances, disputes or controversies with any union or any other organization of such employees, or threats of strikes, work stoppages or any pending demands for collective bargaining by any union or organization, or, to the best knowledge, information and belief of the officers, directors and management level personnel of the Company, any active organizing or recruiting of such employees with respect to becoming members of any union or other employee organization.

       (c) SCHEDULE 2.5.(c) sets forth a true, correct and complete list of
       (i) all employees of the Company as of January 31, 1997, together with their respective salaries, and (ii) all independent contractors having contracts with the Company as of January 31, 1997.

2.6. Compliance with ERISA. Each employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which the Company has established or maintained or to which the Company or any ERISA Affiliate (as defined below) is or has been obligated to contribute, or in which employees participate (a "Plan") is listed on SCHEDULE 2.6. and is in material compliance with the applicable provisions of ERISA and the Code. Except as set forth in
SCHEDULE 2.6., the Company has not made or been obligated to make any contributions to, nor has it participated in any, employee benefit plan which is a multi-employer plan. For purposes of this Section 2.6., the terms "employee benefit plan" and "multi-employer plan" shall have the respective meanings assigned to such terms in Section 3 of ERISA and the term "ERISA Affiliate" shall mean every corporation or trade or business, whether or not incorporated, which is from time to time a member of a controlled group or a group under common control with the Company within the meaning of Sections 414(b) and 414(c) of the Code and 4001(b)(1) of ERISA.

2.7. Ordinary Course of Business, Amendment of Certain Agreements; Certain Changes. The Company, from December 31, 1995, to the date hereof, and until the Effective Date, except as set forth on SCHEDULE 2.7. or as required by the terms of this Agreement, in all material respects:

       (a) has operated, and will continue to operate, in the normal, usual and customary manner in the ordinary and regular course of business;

       (b) has not sold or otherwise disposed of, and will not sell or otherwise dispose of or contract to sell or otherwise dispose of, any of its business, properties or assets, including Intangible Property, other than in the ordinary course of business;

       (c) except in each case in the ordinary course of business, has not discharged or satisfied and will not discharge or satisfy, and has not incurred and will not incur, any obligations or liabilities (fixed, contingent or other), other than the repayment of regularly scheduled indebtedness;

       (d) has not sold, assigned or transferred, and will not sell, assign or transfer, any Intangible Property (as hereinafter defined);

       (e) has not materially increased and will not increase the compensation payable or to become payable to any of its officers, employees or other agents, or increase the benefits under any employee benefit plan or change any insurer providing any such benefit;

       (f) has not changed and will not change any of the Material Contracts listed on SCHEDULE 2.4. hereto;

       (g) has not suffered, and will not suffer, any material damage or destruction (whether or not covered by insurance), in any one instance amounting to more than $10,000.00, that adversely affected, affects or will affect the properties, assets, Business or operations of the Company;

       (h) has not entered into, and will not enter into, any other transactions which individually or in the aggregate are material to the Company other than in the ordinary course of business;

       (i) will not make and has not made any change in its Articles of Incorporation or Bylaws;

       (j) will not make and has not made any change in its authorized capital stock;

       (k) except as otherwise provided herein, will not declare or make and has not declared or made any dividend or other distribution or payment on or in respect of its capital stock and will not directly or indirectly redeem, purchase, or otherwise acquire any shares of its capital stock;

       (l) has maintained and will maintain its properties and facilities in as good working order and condition as at present, ordinary wear and tear excepted;

       (m) has used and will use its reasonable efforts to maintain and preserve its business organization intact, retain its present employees and maintain its relationships with independent contractors and others having business relations with it;

       (n) has not created, assumed or otherwise permitted and will not create, assume or otherwise permit the imposition of any Encumbrance upon any assets or properties (including the Intangible Property) whether now owned or hereafter acquired; and

       (o) has not amended or terminated and will not amend or terminate any material agreement or license or other right of the Company.

2.8. Litigation. SCHEDULE 2.8. contains a summary description of all litigation or legal or other actions, suits, proceedings or investigations pending, or, to the best knowledge, information and belief of the officers, directors and management level personnel of the Company, threatened against the Company or relating to its operations.

2.9. Compliance With Laws. To the best knowledge, information and belief of the officers, directors and management level personnel of the Company, and so far as the officers, directors and management level personnel of the Company should have known through the exercise of reasonable diligence (including seeking the advice of legal counsel), at all times since the date of incorporation the Company has maintained and operated and, through the Effective Date, the Company will maintain and operate, its business, properties and assets in all material respects in accordance with all applicable federal, state, municipal and other laws and administrative rules and regulations, including, without limitation, the rules and regulations of the Interstate Commerce Commission, the Federal Communications Commission and a similar state authority or agency (collectively, a "Licensing Agency") and in compliance with all requirements of insurance carriers. The Company has maintained and operated in all material respects its business, properties and assets in accordance with, has obtained all approvals, licenses, certificates, permits, exceptions, franchises, variances, waivers, consents and other authorizations materially required for the conduct of its Business (collectively, the "Licenses"). The Company holds all Licenses required from any Licensing Agency. A list of all the Licenses is set forth on SCHEDULE
2.9. attached hereto. The Company is not in default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or any federal, state, municipal or other governmental agency, board, commission, bureau, instrumentality or department, relating to its Business, properties and assets. The Company is not charged and, to the best knowledge, information and belief of the officers, directors and management level personnel of the Company, is not under investigation with respect to, any violation of any federal, state, municipal or other law or administrative rule or regulation.

2.10. Adverse Restrictions. The execution and delivery of this Agreement and the consummation of the Transaction contemplated hereunder and thereunder are not events which of themselves or with the giving of notice or the passage of time or both, could constitute, on the Company a violation of or conflict with or result in any breach of, or default under the terms, conditions or provisions of, any judgment, law or regulation, or the Company's Articles of Incorporation or Bylaws, or result in the creation of any Encumbrance of any nature whatsoever on the properties, facilities and assets of the Company.

2.11. Broker or Finder. No person or entity assisted in or brought about the negotiation of this Agreement in the capacity of broker or agent or finder on behalf of the Company. The Company does not have any liability to any broker, finder or agent or has agreed to pay any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.

2.12. Title and Condition of Assets.

       (a) The assets and properties utilized in and material to conduct of the Business, whether owned or leased, are in the aggregate in good operating condition and repair (reasonable wear and tear excepted) and are suitable for the purposes for which they are presently being used. The Company has valid title to all of the assets reflected on its audited balance sheet dated December 31, 1995, and its interim financial statement dated January 31, 1997, free and clear of all Encumbrances of any kind or nature other than Encumbrances disclosed on SCHEDULE 2.12.(a) hereto, except for:

              (i) Assets that were disposed in the ordinary course of business (consistent with past practices); provided, that any sale or disposal of assets shall not have materially changed the total net asset value on said December 31, 1995 balance sheet;

              (ii) Assets being leased under capitalized leases; and

              (iii) Minor imperfections not materially distracting from the value or not materially restricting the use of the property in question.

       (b) SCHEDULE 2.12.(b) contains a list of all leases for machinery, equipment or other items of personal property (except miscellaneous leases of office machinery having an aggregate value if capitalized of less than $500.00) used or employed by the Company, and, with respect to any personal property subject to a security interest or similar agreement, details thereof, together with copies of such instruments have been made available to Navarre. Each of the leases disclosed in SCHEDULE 2.12.(b) is in full force and effect and there are not existing defaults or events of default, real or claimed, or events which with notice or lapse of time or both would constitute defaults, the consequence of which, severally or in the aggregate, would have a material adverse effect on the business or financial condition of the Company. The continuation, validity and effectiveness of those leases will in no way be affected by the Transaction contemplated by this Agreement.

       (c) The Company does not own any real estate. SCHEDULE 2.12.(c) sets forth an identification of all real estate leased or subleased by the Company and a list of all agreements, leases, subleases, options and commitments with respect to the real estate to which the Company is a party or by which the Company or any property of the Company is bound, including the legal description of each parcel leased by the Company and the lease term and rent obligations of the Company under such lease. Except as otherwise disclosed on SCHEDULE 2.12.(c), other than the lease listed and described on SCHEDULE 2.12.(c), there are no leases of real property under which the Company is bound. Such lease is in full force and effect and there are no existing defaults or events of default, actual or asserted, or events which with the giving of notice or the lapse of time or both would constitute a default or event of default, the consequence of which, severally or in the aggregate, would have a material adverse effect on the business or financial condition of the Company.

2.13. Intangible Property.

       (a) All registered and unregistered trademarks and service marks, trade names, fictional business names, patents, copyrights, registrations or applications with respect thereto (state and federal), or licenses or rights under the same owned, used or useful, or intended to be acquired or used, in connection with the Business, including, without limitation, the names "Net Radio Corporation," "Net Companion," "Net Radio," "Net Radio Network," "Net.Radio" and related logos and the other are described on SCHEDULE 2.13.(a), together with all other Intangible Property (as that term is hereinafter defined). Except as set forth in SCHEDULE 2.13.(b), the Company is the sole and exclusive owner of all right, title and interest in and to the Intangible Property. The Intangible Property represents all of the intangible assets or rights to the same used by the Company in the Business as conducted on the Closing Date and the Effective Date. The Intangible Property is all the intangible assets that are necessary for the operation of the Business as its it is currently conducted. For purposes of this Agreement, "Intangible Property" shall mean all patents, patent applications, inventions and discoveries that may be patentable, registered and unregistered trademarks, registered and unregistered service marks, the corporate name "Net Radio Corporation," trade names,fictitious business names, logos, symbols, copyrights in both published and unpublished works,rights in mask works and licenses, registrations and applications with respect thereto, and customer lists, manifests, service schedules and all customer records, inventions, processes, technical information and data, plans, drawings, blueprints, know-how, trade secrets, proprietary information, confidential information, software, all of the good will of the Company, and any other intangible asset associated with, owned or used in connection with the Business.

       (b) Except as set forth in SCHEDULE 2.13.(b), (i) the Intangible Property is free and clear of all Encumbrances to other persons or entities of whatever kind and character; (ii) there are no claims or demands of any other person, firm or corporation pertaining to the Intangible Property;
       (iii) no proceedings have been instituted, are pending, or threatened which challenge the Company's rights in respect thereto; (iv) the Intangible Property does not infringe upon or otherwise violate the rights of others nor is it being infringed on by others; (v) no Intangible Property has been challenged or threatened in any way;
       (vi) the Intangible Property is not subject to any outstanding order, decree, judgment or stipulation; (vii) all products, materials and images containing a trademark or service mark bear the proper trademark notice where permitted by law; (viii) all works in which copyright protection is claimed have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and have been marked with the proper copyright notice and (viii) no licenses, sublicenses or agreements pertaining to the Intangible Property are in effect. There are no outstanding and, to the best of the Company's knowledge and to the best knowledge of its officers and directors, no threatened disputes or disagreements respect to any license, sublicense or agreement pertaining to the Intangible Property. With respect to trademark and/or service mark applications which are pending as of the date of this Agreement, to the best of the Company's knowledge, there are no potentially interfering trademarks or service marks or applications therefor. The Intangible Property represents all of the intangible assets or rights to the same used by the Company in the Business as conducted on the Closing

       Date and as conducted on the Effective Date. The Company has taken reasonable and practicable steps to maintain the secrecy and confidentiality of, and its proprietary rights in, the customer list of the Company.

       (c) Except as set forth in SCHEDULE 2.13.(c), all current officers of the Company have executed written contracts with the Company that assign to the Company all rights to any inventions, improvements, discoveries, or information relating to the Business of the Company; prior to the Effective Date the Company shall obtain written contracts from those officers listed on SCHEDULE 2.13.(c) assigning such rights and interests. No employee of the Company has entered into any contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign or disclose information concerning his work to anyone other than the Company.

       (d) The Company has taken all reasonable precautions to protect the secrecy, confidentiality, and value of its trade secrets and has good title and an absolute right to use the trade secrets. The trade secrets are not part of the public knowledge or literature, and, to the best of the Company's knowledge, have not been used, divulged, or appropriated either for the benefit of any person or to the detriment of the Company. No trade secret is subject to any adverse claim or has been challenged or threatened in any way.

2.14. Rights to Use Works. Except as set forth in SCHEDULE 2.14., the Company has received authorizations, licenses, and permissions which are required by law or industry practice, to use, perform or otherwise transmit in the course of its business all works, compositions or other information which it does not own or otherwise have the right to use. All such authorizations, licenses and permissions allow Company to use, perform or otherwise transmit such works, compositions and information in all countries and principalities in which the Company's Website may be accessed.

2.15. Competition. To the best of the Company's knowledge, there is currently no business or operation existing in the United States which directly competes with the business.

2.16. Accounts Receivable. The accounts receivable shown on the Company's Financial Statements or arising after the date thereof and prior to the Closing Date or after the Closing Date and arising prior to the Effective Date have been created only in the ordinary course of business and, in all material respects, represent bona fide transactions completed in accordance with the terms and provisions contained in any documents related thereto. There are no set-offs, pending returns, counterclaims or disputes asserted or conditions precedent to payment therefor with respect to any such accounts receivable and no discount, credit against or allowance from any such accounts receivable has been made or agreed to (except for set-offs, counterclaims, disputes, conditions, discounts or allowances that singly or in the aggregate would not reduce the value of the Company's accounts receivable by more than $10,000.00).

2.17. Consents. Except as set forth on SCHEDULE 2.17., no consents from any third parties, including any governmental or other regulatory agencies or customers, are required to carry out the Transaction contemplated by this Agreement. The Company shall obtain, prior to the

Effective Date, all consents of third parties, including, but not limited to, governmental or other regulatory agencies, which are required to prevent a violation or default under any authorization, agreement, instrument or understanding of the Company, as a result of the execution, delivery or performance of this Agreement. A list of all consents of third parties required to carry out such Transaction is set forth on SCHEDULE 2.17.


2.18. Tax Matters.

       (a) SCHEDULE 2.18.(a) lists the fiscal year(s) and period(s) through which the Company has filed Tax returns, stating whether or not they have been examined by the Internal Revenue Service or any state agency with respect to any such period, giving, in each instance, any deficiencies proposed as a result of all such examinations, stating whether such deficiencies have been paid or settled, and listing any powers of attorney given by the Company empowering the person, firm or corporation named therein to act on behalf of the Company in connection with Tax or other matters. Since January 31, 1996, no material Tax liability has been assessed, or proposed to be assessed, incurred or accrued other than in the ordinary course of business. No Tax returns of the Company have been examined by the Internal Revenue Service or the appropriate state agencies for any fiscal year or period ended prior to the Closing Date, and the Company is not presently under, not has it received notice of, any contemplated investigation or audit by the Internal Revenue Service or any state agency concerning any fiscal year or period ended prior to the Closing Date or the Effective Date.

       (b) The Company has provided to Navarre a true and complete copy of the Company's state and federal income tax returns for the year 1995.

       (c) Except as set forth in SCHEDULE 2.18.(e), As of the Closing Date and as of the Effective Date, the Company has timely filed all Tax returns required to be filed on or prior to the Closing Date and Effective Date, taking into account any extensions of the filing deadlines which have been validly granted to the Company. All such Tax returns are and will be true and correct in all material respects. No material issues have been raised (and are currently pending) by the Internal Revenue Service or any other taxing authority in connection with any of the Tax returns referred to in the preceding sentence, and no waivers of statutes of limitations have been given or requested by or of the Company. Any deficiencies asserted or assessments (including interest and penalties) made as a result of any examination by the Internal Revenue Service or by appropriate state or departmental authorities of the Tax returns of or with respect to the Company have been fully paid or are adequately provided for in the Unaudited Financial Statements and no material proposed (but unassessed) additional Taxes have been asserted or assessed and no Tax liens have been filed.

       (d) The Company has paid, collected or withheld all federal, foreign, state, county and local income, franchise, property, sales, use, payroll (including, without limitation, social security) and all other Taxes (including penalties and interest in respect thereof, if any) that have become or are due or collectible with respect to any period or transaction ended on or prior to the Closing Date and the Effective Date whether shown on the Company's Tax returns or not and whether or not assessed prior to the Closing Date or the Effective Date.

       (e) Except as set forth on SCHEDULE 2.18.(e), the Company has accrued on its Financial Statements all unpaid Taxes which are required under generally accepted accounting principles to be so accrued on its Financial Statements and which are due or may become due with respect to any periods ended on or prior to the Closing Date, and prior to the Effective Date whether or not such unpaid Taxes are shown on a return for such period and whether or not a return has been filed for such period.

       (f) Neither the Company, nor any predecessor thereto has at any time consented under Section 341(f)(1) of the Code to have the provisions of
       Section 341(f)(2) of the Code apply to any sale of its stock or is a "personal holding company" within the meaning of Section 542 of the Code.

       (g) Except as set forth on SCHEDULE 2.18.(g), all Taxes required to be withheld on or prior to the Closing Date or the Effective Date from all Company employees, owner/operators and other personnel engaged by the Company in whatever capacity (including, without limitation, persons designated as independent contractors) for income taxes, unemployment taxes, social security and other taxes, contributions and assessments, have been properly withheld and, if required on or prior to the Closing Date or the Effective Date, have been deposited with, or as directed by, the appropriate governmental agency.

2.19. Environmental Protection.

       (a) Except as provided in SCHEDULE 2.19.(a), the Company has obtained all authorizations required by law or contract (including, without limitation, all environmental permits) and made all required governmental filings relating to the ownership of its property, facilities and assets and the operation thereof under all requirements of law relating to pollution or protection of the environment where the failure to so obtain such authorizations or make such required governmental filings would have a material adverse effect on the Company. The Company is and at all times since its organization has been in material compliance with the terms and conditions of all such authorizations and environmental requirements.
       SCHEDULE 2.19.(a) contains a complete and correct list of all waste products generated by the Company in connection with its business which would be considered to be hazardous wastes or substances under applicable law and all persons or entities to whom such waste products are transferred. To the best knowledge, information and belief of the officers, directors and management level personnel of the Company, the Company is not a "potentially responsible party" under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any similar state law.

       (b) In all matters relating to the Company's properties, facilities and assets, there has not been, and on or prior to the Effective Date, there shall not be, any past or present activities, practices, incidents, actions or plans of the Company or any of its predecessors, which individually or in the aggregate (i) constitute a material breach of any environmental laws, (ii) may materially interfere with or prevent continued compliance with all environmental laws, or (iii) may give rise to any material common law, statutory or other legal liability, or otherwise form the basis of any material claim, clean-up cost, fine, penalty or assessment based on or related to the transportation, transmission, gathering, processing, distribution, use, treatment, storage, disposal or handling, or the emission, discharge, release or threatened release into the environment, of any pollutant, contaminant. hazardous or toxic material, substance or waste.

       (c) The Company has not entered into or received any consent decree, compliance order, or administrative order relating to environmental protection.

       (d) The Company has neither entered into or received nor is the Company in default under any judgment, order, writ, injunction or decree of any federal, state, or municipal court or other governmental authority relating to environmental protection.

       (e) The Company has all permits, licenses, approvals, consents and authorizations relating to environmental protection which are required under federal, state or local laws, rules and regulations which, if not obtained by the Company, would have a material adverse effect on the Company, all of which are set forth on SCHEDULE 2.19.(a), and is in material compliance with all such permits, licenses, approvals, consents and authorizations, including, without limitation, any information provided in the applications therefor.

       (f) There are no material actions, suits, claims, arbitration proceedings, or complaints pending or, to the best knowledge, information and belief of the officers, directors and management level personnel of the Company, threatened or under consideration by any governmental authority, municipality, community, citizen or other entity against the Company relating to environmental protection, nor does the Company have reason to believe that any such actions, suits, claims or complaints will be brought against it with respect to any past or present activities, practices, incidents, actions or plans of the Company.

       (g) No lien has arisen on the Company's properties or facilities under federal, state or local laws, rules or regulations as they relate to environmental protection.

       (h) The Company has no above-ground or underground storage and fuel tanks on the property leased, operated or occupied by the Company.

2.20. Insurance. The insurance policies listed and described briefly on SCHEDULE
2.20. constitute all of the policies in force and effect and owned or held by the Company. Except as set forth in SCHEDULE 2.20., the Company is not in default under any such policy. SCHEDULE 2.20. lists all claims made under such policies since their existence and states the carriers, and expiration dates (and with respect to those policies owned or held by the Company) the policy numbers, premiums and coverage. The list of all claims made under the policies set forth above has been procured from the Company's insurance carriers and is true and accurate to the best knowledge, information and belief of the officers, directors and management level personnel of the Company. All policies listed on
SCHEDULE 2.20. are outstanding and fully in force, and all liability under the claims listed on SCHEDULE 2.20. is fully covered and insured against under such policies subject to applicable deductibles. There are no outstanding claims under any such policy as to which the insurer has disclaimed liability. The Company has not been refused insurance by any insurance carrier to which it has applied for insurance.

2.21. Banks. SCHEDULE 2.21. lists all banks or other financial institutions with which the Company has an account, line of credit or safe deposit box and the account numbers thereof and names of persons authorized to act in connection therewith.

2.22. Undisclosed Material Liabilities. Except as disclosed in SCHEDULE 2.22., the Company does not have any liabilities of any kind that would be material to the financial condition of the Company, taken as a whole, other than:

       (a) Liabilities disclosed or provided for in the audited balance sheet of the Company dated as of December 31, 1995;

       (b) Liabilities incurred since December 31, 1995, in the ordinary course of business consistent with past practice that in the aggregate are not material to the Company, taken as a whole; and

       (c) Liabilities not required under generally accepted accounting principles to be shown on the balance sheet of the Company for reasons other than the contingent nature thereof or the difficulty of determining the amount thereof.

2.23. Disclosure. Neither the Financial Statements, nor this Agreement (including the Schedules and Exhibits attached hereto as they relate to the Company or its Shareholders) nor any certificate or other information or document furnished or to be furnished by the Shareholders or the Company to NRC and Navarre contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make the statements herein or therein not misleading. To the best knowledge, information and belief of the officers, directors and management level personnel of the Company, there is no event, fact or condition that materially and adversely affects, or that reasonably could be expected to materially and adversely affect, the Company that has not been set forth in this Agreement or in the Schedules to this Agreement. True copies of all indentures, notes, leases, agreements, plans, contracts and other instruments listed on or referred to, or otherwise related to any item referred to, in the Schedules delivered or furnished to NRC and Navarre pursuant to this Agreement have been delivered to or have been made available for inspection by NRC and Navarre and NRC and Navarre's attorneys and accountants.

2.24. Continuing Representations. THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY CONTAINED IN SECTION II. OF THIS AGREEMENT SHALL BE REPEATED AND REAFFIRMED AS TRUE AND CORRECT ON AND AS OF THE EFFECTIVE DATE WITH THE SAME FORCE AND EFFECT AS IF MADE ON AND AS OF THAT DATE.

                                  SECTION III.
                   REPRESENTATIONS AND WARRANTIES OF NAVARRE

Navarre represents, warrants, covenants and agrees to and with the Company that:

3.1. Organization and Corporate Power. Navarre is a corporation duly organized and validly existing and in good standing under the laws of the State of Minnesota and has full power and authority (corporate and other), to own, lease or operate its properties in places where such business is now operated, to carry on its business as now being conducted, and to execute and deliver this Agreement to carry out the Transaction contemplated by this Agreement, and to execute the documents referenced herein.

3.2. Due Authorization; Effect of Transaction. Except as otherwise provided in
SCHEDULE 3.2., no provision of Navarre's Articles of Incorporation or Bylaws, or of any agreement, instrument or understanding, or any judgment, decree, law, rule or regulation, to which Navarre is a party or by which it is bound, has been or will be violated by the execution by Navarre of this Agreement or the performance or satisfaction of any agreement or condition therein or herein contained upon its part to be performed or satisfied, and all requisite corporate and other authorizations for such execution, delivery, performance and satisfaction have been duly obtained. This Agreement will, upon execution and delivery, be a legal, valid and binding obligation of Navarre, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors' rights generally.

3.3. Articles of Incorporation and Bylaws. Navarre has heretofore furnished, or otherwise made available, to the Company a complete and correct copy of its Articles of Incorporation and the Bylaws, each as amended to the date hereof. Such Articles of Incorporation and Bylaws are in full force and effect. Navarre is not in violation of any of the provisions of its Articles of Incorporation or, in any material respect, its Bylaws.

3.4. Capitalization.

       (a) The authorized capital stock of Navarre consists of 25,000,000 shares of no par value capital stock, of which 5,000,000 are shares of preferred stock, none of which are outstanding and none of which are reserved for issuance, and 20,000,000 of which are designated shares of common stock, of which, as of March 3, 1997, 6,777,248 shares were issued and outstanding, and 1,260,220 shares were issuable upon the exercise of options outstanding under the Navarre option plans listed on SCHEDULE
       3.4. hereto. Except as set forth on SCHEDULE 3.4., (i) since March 3, 1997, no shares of Navarre Common Stock have been issued, except upon the exercise of options described in the immediately preceding sentence, and
       (ii) there are no outstanding "Navarre Equity Rights." For purposes of this Agreement, "Navarre Equity Rights" shall mean subscriptions, options, warrants, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) to purchase or otherwise acquire from Navarre at any time, or upon the happening of any stated event, any shares of the capital stock of Navarre. SCHEDULE 3.4. hereto sets forth a complete and accurate list of certain information with respect to all outstanding Navarre Equity Rights as of

       March 3, 1997. Since March 3, 1997, no Navarre Equity Rights have been issued except as set forth on SCHEDULE 3.4.

       (b) Except as set forth on SCHEDULE 3.4., there are no outstanding obligations of Navarre to repurchase, redeem or otherwise acquire any shares of capital stock of Navarre.

       (c) All of the issued and outstanding shares of Navarre Common Stock are validly issued, fully paid and nonassessable.

3.5. Required Filings and Consents. Except as listed on SCHEDULE 3.5. and except for applicable requirements, if any, of foreign regulatory laws and commissions, filing and recordation of appropriate merger or other documents as required by Minnesota and Nevada Law, Navarre is not required to submit any notice, report or other filing with any governmental authority, domestic or foreign, in connection with the execution, delivery or performance of this Agreement. Except as set forth in the immediately preceding sentence, no waiver, consent, approval or authorization of any governmental or regulatory authority, domestic or foreign, is required to be obtained by Navarre in connection with its execution, delivery or performance of this Agreement or the Transaction contemplated hereby.

3.6. SEC Filings; Financial Statements.

       (a) Navarre has filed all forms, reports and documents required to be filed with the Securities and Exchange Commission ("SEC") since January 1, 1994, and has heretofore delivered or made available to the Company, in the form filed with the SEC, together with any amendments thereto, its
       (i) Annual Reports on Form 10-K for the fiscal year ended March 31, 1996,
       (ii) the Company's proxy statement relating to Navarre's annual meetings of shareholders held on September 5, 1996, (iii) Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 1996, September 30, 1996, and December 31, 1996, and (iv) all other reports or registration statements filed by Navarre with the SEC since March 31, 1996 (collectively, the "Navarre SEC Reports"). The Navarre SEC Reports
       (i) were prepared substantially in accordance with the requirements of the Securities Exchange Act of 1934, as the same may be amended from time to time ("Exchange Act"), as the case may be, and the rules and regulations promulgated under each of such respective acts, and (ii) did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

       (b) The financial statements, including all related notes and schedules, contained in the Navarre SEC Reports (or incorporated by reference therein) fairly present the consolidated financial position of Navarre and its subsidiaries as at the date thereof and the consolidated results of operations and cash flows of Navarre and its subsidiary for the periods indicated in accordance with GAAP applied on a consistent basis throughout the periods involved (except for changes in accounting principles disclosed in the notes thereto) and subject in the case of interim financial statements to normal year-end adjustments.

3.7. Absence of Certain Changes or Events. Except as disclosed in the Navarre SEC Reports filed prior to the date hereof or disclosed in Navarre's Prospectus dated December 10, 1996 and/or on SCHEDULE 3.7., since March 31, 1996, Navarre has not incurred any material liability, except in the ordinary course of its business consistent with its past practices, and there has not been any change, or any event involving a prospective change, in the business, financial condition or results of operations of Navarre which has had, or is reasonably likely to have, a Material Adverse Effect on Navarre, and Navarre has conducted its business in the ordinary course consistent with its past practices. "Material Adverse Effect," as it applies to Navarre, for purposes of this Agreement shall mean $1,000,000 or greater.

3.8. Litigation. Except as disclosed on SCHEDULE 3.8. hereto, (a) there are no claims, actions, suits, proceedings or investigations pending or, to Navarre's knowledge, threatened against Navarre or any properties or rights of Navarre before any court, administrative, governmental, arbitral, mediation or regulatory authority or body, domestic or foreign, as to which there is more than a remote possibility of an adverse judgment or determination against Navarre or any properties or rights of Navarre in excess of $200,000 (net of insurance and net of accruals reflected in the financial statements incorporated by reference in Navarre SEC Reports), and (b) cases in which Navarre is not a named defendant, but as to which Navarre may be liable for an allocable share of any judgment rendered. With respect to tax matters, litigation shall not be deemed threatened unless a tax authority has delivered a written notice of deficiency to Navarre.

3.9. No Violation of Law. The business of Navarre is not being conducted in violation of any statute, law, ordinance, regulation, judgment, order or decree of any domestic or foreign governmental or judicial entity (including any stock exchange or other self-regulatory body) ("Legal Requirements"), or in violation of any permits, franchises, licenses, authorizations or consents that are granted by any domestic or foreign government or judicial entity (including any stock exchange or other self-regulatory body) ("Permits"), except for possible violations none of which, individually or in the aggregate, may reasonably be expected to have a Material Adverse Effect on Navarre. Except as disclosed in Navarre SEC Reports and as set forth on SCHEDULE 3.9. hereto, to the best of Navarre's knowledge, no investigation or review by any domestic or foreign governmental or regulatory entity (including any stock exchange or other self-regulatory body) with respect to Navarre in relation to any alleged violation of law or regulation is pending or, to Navarre's knowledge, threatened, nor has any governmental or regulatory entity (including any stock exchange or other self-regulatory body) indicated an intention to conduct the same, except for such investigations which, if they resulted in adverse findings, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Navarre. Except as set forth on SCHEDULE
3.9. hereto, Navarre is not subject to any cease and desist or other order, judgment, injunction or decree issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of, any court, governmental entity or regulatory agency that materially restricts the conduct of its business or which may reasonably be expected to have a Material Adverse Effect on Navarre, nor has Navarre been advised that any court, governmental entity or regulatory agency is considering issuing or requesting any of the foregoing. None of the representations and warranties made in this
Section 3.9. are being made with respect to Environmental Laws.

3.10. Navarre Proxy Statement. None of the information supplied or to be supplied by or on behalf of Navarre for inclusion or incorporation by reference in its proxy statement, in definitive form, relating to the meeting of Navarre shareholders to be held in connection with the Merger, if required, or in the related proxy and notice of meeting, or soliciting material used in connection therewith (referred to herein collectively as the "Proxy Statement") will, at the dates mailed to shareholders of Navarre and at the times of the Navarre shareholders' meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for information relating solely to Company) will comply as to form in all material respects with the applicable provisions of the 1933 Act and the Exchange Act and the rules and regulations promulgated thereunder.

3.11. Employee Matters; ERISA. Except as previously disclosed in writing by Navarre's outside counsel to the Company's outside counsel with specific reference to this Section 3.11.:

       (a) Set forth on SCHEDULE 3.11. hereto is a true and complete list of all employee benefit plans covering present and former employees or directors of Navarre or its beneficiaries, or providing benefits to such persons in respect of services provided to any such entity, including, but not limited to, any employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any deferred compensation bonuses, stock options, restricted stock plans, incentive compensation, severance or change in control agreements and any other material benefit arrangements or payroll practices (collectively, the "Navarre Benefit Plans").

       (b) All contributions and other payments required to be made by Navarre to or under any Navarre Benefit Plan (or to any person pursuant to the terms thereof) have been made or the amount of such payment or contribution obligation has been reflected in the Navarre Financial Statements.

       (c) Each of the Navarre Benefit Plans intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Internal Revenue Service (the "IRS") to be so qualified, and, to Navarre's knowledge, no circumstances exist that could reasonably be expected by Navarre to result in the revocation of any such determination. Navarre is in compliance in all material respects with, and each of the Navarre Benefit Plans is and has been operated in all material respects in compliance with, all applicable Legal Requirements governing such plan, including, without limitation, ERISA and the Code. Each Navarre Benefit Plan intended to provide for the deferral of income or the reduction of salary or other compensation, or to afford other income tax benefits, complies in all material respects with the requirements of the applicable provisions of the Code and other Legal Requirements to the extent required to provide such income tax benefits.

       (d) With respect to the Navarre Benefit Plans, individually and in the aggregate, no event has occurred and, to Navarre's knowledge, there does not now exist any condition or set of circumstances, that could subject Navarre to any material liability arising under the Code, ERISA or any other applicable Legal Requirements (including, without limitation, any liability to any such plan or the Pension Benefit Guaranty Corporation (the "PBGC")), or under any indemnity agreement to which Navarre is a party, excluding liability for benefit claims and funding obligations payable in the ordinary course.

       (e) Except as set forth on SCHEDULE 3.11. hereto, none of the Navarre Benefit Plans that are "welfare plans" within the meaning of Section 3(1) of ERISA provides for any retiree benefits other than continuation coverage required to be provided under Section 4980B of the Code or Part 6 of Title I of ERISA.

       (f) Navarre has made available to Company a true and correct copy of each current or last, in the case where there is no current, expired collective bargaining agreement to which Navarre is a party or under which Navarre has obligations and, with respect to each Navarre Benefit Plan, where applicable, (i) such plan (but only to the extent such plan is intended to be covered by Section 401 of the Code) and summary plan description, (ii) the most recent annual report filed with the IRS,
       (iii) each related trust agreement (including all material amendments to each such trust agreement), (iv) the most recent determination of the IRS with respect to the qualified status of such Navarre Benefit Plan, and
       (v) the most recent actuarial report or valuation.

       (g) Except as set forth on SCHEDULe 3.11. hereto, (i) the consummation or announcement of the Transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in any (A) payment (whether of severance pay or otherwise) becoming due from Navarre to any officer, employee, former employee or director thereof or to the trustee under any "rabbi trust" or similar arrangement, or (B) benefit under any Navarre Benefit Plan being established or becoming accelerated, vested or payable and (ii) Navarre is not a party to (A) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any current or former officer, director or employee (whether or not characterized as a plan for purposes of ERISA), (B) any consulting contract with any person who prior to entering into such contract was a director or officer of Navarre, or (C) any plan, agreement, arrangement or understanding similar to any of the items described in clause (ii)(A) or (B) of this sentence.

       (h) The consummation or announcement of the Transaction contemplated by this Agreement will not (either alone or upon the occurrence of any additional or further acts or events) result in the disqualification of any of the Navarre Benefit Plans intended to be qualified under, result in a prohibited transaction or breach of fiduciary duty under, or otherwise violate, ERISA or the Code.

       (i) Neither Navarre nor any of their directors, officers, employees or agents, nor any "party in interest" or "disqualified person", as such terms are defined in Section 3 of ERISA and Section 4975 of the Code has, with respect to any Navarre Benefit Plan, engaged in or been a party to any "prohibited transaction", as such term is defined in Section 4975 of the Code or Section 406 of ERISA which is not otherwise exempt, which could result in the imposition of either a penalty assessed pursuant to
       Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code or which could constitute a breach of fiduciary duty, in each case applicable to Navarre or any Navarre Benefit Plan and which would result in a Material Adverse Effect on Navarre.

3.12. Approval.

       (a) The Board of Directors of Navarre has unanimously determined that the Transaction contemplated by this Agreement is in the best interests of Navarre and its stockholders and has resolved to recommend to such stockholders that they vote in favor thereof.

       (b) Navarre has no rights agreements which would affect any of the above described transactions and no vote or approval under any such agreement is required thereunder, and no holder of rights issued thereunder shall be entitled to exercise such rights under, or be entitled to any rights or benefits pursuant to, solely by reason of the approval, execution and delivery of this Agreement or the consummation of the Transaction contemplated hereby.

3.13. Opinion of Financial Advisor. Navarre has determined that it does not need the benefit of any opinion from an independent financial advisor to engage in the Transaction contemplated hereby and has determined that the conversion ratio set forth in the Agreement of Merger is fair from a financial point of view to the holders of Navarre common stock.

3.14. Tax Matters. Except as set forth on SCHEDULE 3.14. hereto, all material federal, state, local and foreign tax returns and tax reports required to be filed by Navarre on or prior to the Effective Date or with respect to taxable periods ending on or prior to the Effective Date have been or will be filed with the appropriate governmental authorities on or prior to the Effective Date or by the due date thereof including extensions.

3.15. Intellectual Property. To the best of Navarre's knowledge, Navarre does not utilize or has utilized any patent, trademark, trade name, service mark, copyright, software, trade secret or how, except for those which are owned, possessed or lawfully used by Navarre in its operations, and, to the knowledge of Navarre, Navarre does not infringe upon or unlawfully or wrongfully uses any patent, trademark, trade name, service mark, copyright or trade secret owned or validly claimed by another.

3.16. Insurance. Except as set forth on SCHEDULE 3.16. hereto, Navarre is, and has been continuously since January 1, 1992, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by Navarre during such time period. Except as set forth on such SCHEDULE 3.16., since January 1, 1996, Navarre has not received notice of cancellation or termination with respect to any material insurance policy of Navarre. The insurance policies of Navarre are valid and enforceable policies.

3.17. Certain Contracts. All contracts described in Item 601(b)(10) of Regulation S-K to which Navarre is a party or may be bound ("Navarre Contracts") have been filed as exhibits to, or incorporated by reference in, Navarre's Annual Report on Form 10-K for the year ended March 31, 1996. All Navarre Contracts are valid and in full force and effect on the date hereof except to the extent they have previously expired in accordance with their terms, and Navarre has not violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of, any Navarre Contract, except for defaults which, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on Navarre. True and complete copies of all Navarre Contracts have been made available to the Company for inspection.

3.18. Broker or Finder. No person or persons assisted in or brought about the negotiation of this Agreement in the capacity of broker or agent or finder on behalf of Navarre. Navarre has no liability to any broker, finder or agent and has not agreed to pay any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.

3.19. Escrow Shares; 1997 Shares and 1998 Shares. Upon issuance to the Shareholders pursuant to Section 1.11 and 1.12 of this Agreement, the Escrow Shares, 1997 Shares and 1998 Shares shall have been duly authorized, duly and validly issued and fully paid and nonassessable, and will not be subject to preemptive rights of any shareholder of Navarre. The Escrow Shares, 1997 Shares and 1998 Shares to be issued pursuant to this Agreement will not be registered under the Securities Act of 1933 or any state securities law and may not be resold without (i) registration under the Securities Act of 1933; or (ii) an opinion of counsel acceptable to counsel for Navarre that such registration is not necessary. The Navarre Shares may be sold by the Shareholders only in compliance with Rule 144 or pursuant to registration under the Securities Act of 1933 and applicable state securities law.

3.20. Credit Facility Agreement. For the period ending September 30, 1998, Navarre will, subject to achievement of satisfactory performance milestones by the Surviving Corporation as identified in the Credit Facility Agreement, and subject to all of the conditions set forth in the Credit Facility Agreement, make available to the Surviving Corporation working capital in the amounts set forth in the Credit Facility Agreement.

3.21. Continuing Representations. THE REPRESENTATIONS AND WARRANTIES OF NAVARRE CONTAINED IN SECTION III. OF THIS AGREEMENT SHALL BE REPEATED AND REAFFIRMED AS TRUE AND CORRECT ON AND AS OF THE EFFECTIVE DATE WITH THE SAME FORCE AND EFFECT AS IF MADE ON AND AS OF THAT DATE.


                                  SECTION IV.
                     REPRESENTATIONS AND WARRANTIES OF NRC

NRC represents, warrants, covenants and agrees to and with the Company that:

4.1. Organization and Corporate Power. NRC is a corporation duly organized and validly existing and in good standing under the laws of the State of Minnesota and has full power and authority (corporate and other), to own, lease or operate its properties in places where such business is now operated, to carry on its business as now being conducted, and to execute and deliver this Agreement to carry out the Transaction contemplated by this Agreement, and to execute the documents referenced herein.

4.2. Due Authorization; Effect of Transaction. No provision of NRC's Articles of Incorporation or Bylaws, or of any agreement, instrument or understanding, or any judgment, decree, law, rule or regulation, to which NRC is a party or by which it is bound, has been or will be violated by the execution by NRC of this Agreement or the performance or satisfaction of any agreement or condition therein or herein contained upon its part to be performed or satisfied, and all requisite corporate and other authorizations for such execution, delivery, performance and satisfaction have been duly obtained. This Agreement will, upon execution and delivery, be a legal, valid and binding obligation of NRC, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or other laws affecting creditors' rights generally.

4.3. Broker or Finder. No person or persons assisted in or brought about the negotiation of this Agreement in the capacity of broker or agent or finder on behalf of NRC. NRC has no liability to any broker, finder or agent and has not agreed to pay any brokerage fees, commissions or finders fees with respect to this Agreement or the Transaction.


                                   SECTION V.
                             ADDITIONAL AGREEMENTS

5.1. Transition Planning. Eric Paulson and Robert Griggs, as Presidents of Navarre and the Company, respectively, jointly shall be responsible for coordinating all aspects of transition planning and implementation relating to the Transaction contemplated hereby. If either such person ceases to be President of his respective company for any reason, such person's successor as President shall assume his predecessor's responsibilities under this Section
5.1. During the period between the date hereof and the Effective Date, Messrs. Paulson and Griggs jointly shall (i) examine various alternatives regarding the manner in which to best organize and manage the businesses of the Surviving Corporation after the Effective Date, and (ii) coordinate policies and strategies with respect to regulatory authorities and bodies, in all cases subject to applicable law.

5.2. Control of Operations. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Navarre's or NRC's operations prior to the Effective Date. Nothing contained in this Agreement shall give Navarre, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Date. Prior to the Effective Date, each of the Company, NRC and Navarre shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

5.3. Management Agreement. Navarre shall determine the members of the Board of Directors of the Surviving Corporation after the Closing. Such directors will, in turn, be responsible for recruiting, selecting and training the officers of the Surviving Corporation. Further, the Company has informed its Shareholders that Navarre intends to interview and select a new Chief Operating Officer and a Chief Financial Officer for the Surviving Corporation.

5.4. Shareholder Approval. The Company and Navarre each acknowledge that Rule 4460(i) of the NASDAQ and Stock Market Manual requires shareholder approval where the potential issuance of shares in a transaction will result in the issuance of shares in excess of twenty percent (20%) of the issuer's outstanding securities prior to the transaction. As a result of the fact that the Transaction contemplated herein will potentially result in an issuance of common stock of Navarre in the amount of more than twenty percent (20%), consummation of the Transaction contemplated herein would ordinarily be subject to approval of the shareholders of Navarre, and Navarre shall be required to call a special meeting with respect to the proposed Transaction prior to the Effective Date. The Company has received correspondence from NASDAQ under which NASDAQ has granted the Company an exemption from Rule 4460(i), provided that the Shareholders of Navarre do not challenge the transaction prior to the Effective Date.

5.5. Releases. Within ten (10) days of the Closing Date, the Company shall take all necessary action to (i) terminate all outstanding warrants and options that are in favor of the Shareholders and any third parties; (ii) release any Encumbrances on the assets of the Company, including the Intangible Property, that are in favor of any of Shareholders; and (iii) obtain the Agreement of Employees from all its employees.

5.6. Repayment of Loan Obligations. Within 48 hours of Effective Date, Navarre shall cause to be paid to the parties set forth and listed below twenty-five percent (25%) of the outstanding balance of the Loans with the remainder of the Loans to each be paid in eighteen (18) equal monthly installments of principal plus interest at the rate provided therein. As additional consideration for the release of the security interests securing the Loans, Navarre shall issue 5,000 shares of its common stock to Patrick Mahoney and 15,000 shares of its common stock to Robert Griggs, which shares shall be issued as of the Effective Date. In exchange, all security interests in the Company's assets provided to said parties to secure the Loans shall be terminated contemporaneously with the initial 25% payment. The Loans are as follows:

       (a) that certain Promissory Note dated December 4, 1995, executed by the Company in favor of Patrick Mahoney in the original principal amount of $22,500, together with interest accruing at 10% per annum;

       (b) that certain Promissory Note dated December 29, 1995, executed by the Company in favor of Robert Griggs in the original principal amount of $22,500, together with interest accruing at 10% per annum; and

       (c) that certain Promissory Note dated November 13, 1995, executed by the Company in favor of Robert Griggs in the original principal amount of $45,000, together with interest accruing at 10% per annum (the loans set forth in (a), (b) and (c) of this Section
              5.6. are collectively referenced as the "Loans").

5.7. Agreements Null and Void. Except as described on SCHEDULE 5.7. hereto, the Company and Navarre each agree that the Option Agreement, Shareholder Voting Control Agreement and Preemptive Agreement, each dated as of May 1, 1996, shall be null and void and of no further force or effect as of the Effective Date, which shall be evidenced by the Termination Agreement. Further, the Stock Purchase Agreement dated as of May 1, 1996 shall be null and void and of no further force and effect, except as described on SCHEDULE 5.7., and except with respect to Section VIII., Survival Of Representations and Warranties, which shall continue to survive the termination of the Stock Purchase Agreement for the period set forth therein.

5.8. Consummation of the Merger.

       (a) At the earliest reasonably practicable time following the execution and delivery of this Agreement, each of Navarre and the Company, if required, shall promptly take all action necessary in accordance with Minnesota and Nevada Law and their Articles of Incorporation and Bylaws to obtain the necessary approval of the Transaction, including the issuance of Navarre common stock pursuant to the Merger Agreement, which proposal shall be approved if it receives the affirmative vote of a majority of the votes entitled to be cast by all holders of Navarre Common Stock, or if the NASDAQ exemption as described in Section 5.4. of this Agreement is not withdrawn. The Company, however, shall have received the vote or consent of all of its shareholders to the Merger Agreement; provided, however, Navarre, at its sole discretion, may waive the requirement of a unanimous vote to provide for a less than unanimous vote so long as it complies with Nevada Law. Each of Navarre and the Company shall use all commercially reasonable efforts to solicit from its respective stockholders proxies to be voted at their Stockholders Meeting in favor of this Agreement, if applicable, pursuant to the Proxy Statement and disclosure documents and, subject to the fiduciary duties of its Board of Directors, each of Navarre and the Company shall include in the Proxy Statement and disclosure and request for proxies the recommendation of its Board of Directors in favor of this Agreement and the Merger. Each of the parties shall take all other action necessary or, in the opinion of the other parties, advisable to promptly and expeditiously secure any vote or consent of stockholders required by Minnesota and Nevada Law, the applicable requirements of any securities exchange, and such party's Articles of Incorporation and Bylaws to effect the Merger.

       (b) Upon the terms and subject to the conditions hereof and as soon as practicable after the conditions set forth in Articles VI and VII hereof have been fulfilled or waived, each of the parties shall execute in the manner required by Minnesota and Nevada Law and deliver to and file with the Secretaries of State of the States of Minnesota and Nevada such instruments and agreements as may be required by Minnesota and Nevada Law and the parties shall take all such other and further actions as may be required by law to make the Merger effective.

5.9. Additional Agreements. Each of the parties will comply in all material respects with all applicable laws and with all applicable rules and regulations of any governmental authority in connection with its execution, delivery and performance of this Agreement and the Transaction contemplated hereby. Navarre, NRC and the Company each agree to use all commercially reasonable efforts to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and to use all commercially reasonable efforts to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transaction contemplated by this Agreement.

5.10. Notification of Certain Matters. Each of Navarre and Company shall give prompt notice to the other of the following:

       (a) the occurrence or nonoccurrence of any event whose occurrence or nonoccurrence would be likely to cause either (i) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Date, or (ii) directly or indirectly, any Material Adverse Effect on such party;

       (b) any material failure of such party, or any officer, director, employee or agent of any thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; and

       (c) any facts relating to such party which would make it necessary or advisable to amend the Proxy Statement or the disclosure documents in order to make the statements therein not misleading or to comply with applicable law; provided, however, that the delivery of any notice pursuant to this Section 5.10. shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

5.11. Purchase of Assets. Navarre and the Company will each use its best efforts to cause the Transaction contemplated by this Agreement to be accounted for as a pooling of interests in accordance with GAAP, and such accounting treatment to be accepted by Company's independent certified public accountants, by the SEC, respectively, and each of the parties agrees that it will take no action that would cause such accounting treatment not to be obtained. However, the parties recognize and agree that the Transaction set forth in this Agreement under the facts and circumstances which now exist make it highly unlikely that the Transaction will be treated as a pooling of interests and will be treated for accounting purposes as a purchase of assets.

5.12. Tax-Free Reorganization. Each of the parties will use its best efforts to cause the Merger to qualify as a tax-free reorganization under Section 368 of the Code.


                                  SECTION VI.
           CONDITIONS PRECEDENT TO NAVARRE'S AND TO NRC'S OBLIGATIONS

Navarre's and NRC's obligations to the Company to complete the Transaction contemplated by this Agreement and the Agreement of Merger is subject to compliance by the Company and its Shareholders with their agreements herein contained and to the satisfaction on the Effective Date of the following further conditions, any of which may be waived by Navarre and NRC:

6.1. Opinion of the Shareholders's Counsel. The Company shall have furnished Navarre, NRC, and Navarre's lender with a favorable opinion, dated the Effective Date, of Mahoney, Hagberg & Rice, A Professional Association, counsel for the Company, in form and substance satisfactory to Winthrop & Weinstine, P.A., counsel for Navarre and NRC.

6.2. Deliveries of the Company. The Company shall have complied in all respects with its obligations under Section 1.15. hereof.

6.3. Representations and Covenants, Etc. The representations, warranties, covenants and agreements of the Company contained in this Agreement or otherwise made in writing pursuant hereto, shall be true and correct in all material respects at and as of the Effective Date with the same force and effect as though made on and as of such date; each and all of the agreements and conditions to be performed or satisfied by the Company hereunder at or prior to the Effective Date shall have been duly performed or satisfied in all material respects; and the Company shall have furnished Navarre and NRC with such certificates and other documents evidencing the accuracy of such representations and warranties and the performance of such agreements or conditions as Navarre shall have reasonably requested. Navarre shall, on the basis of its investigation and inspection and that of its representatives, accountants and attorneys, have been satisfied in all reasonable respects as to the accuracy in all material respects of such representations and warranties and the performance and satisfaction of such agreements and conditions.

6.4. Absence of Litigation. No action or proceeding shall have been instituted or threatened prior to or at the Effective Date before any court or governmental body or authority pertaining to the Transaction contemplated hereby, the results of which could prevent or make illegal the consummation of such Transaction or which, in the judgment of Navarre, could be materially adverse to the Company, its properties, facilities or assets.

6.5. Satisfaction of Counsel. The validity of the Transaction herein mentioned, as well as the form and substance of all opinions, certificates and other documents hereunder, shall be satisfactory in all reasonable respects to Winthrop & Weinstine, P.A., counsel for Navarre and NRC.

6.6. Uniform Commercial Code Searches. Navarre shall have received Uniform Commercial Code, tax and judgment lien records searches (conducted through a date reasonably proximate in time to the Closing Date and the Effective Date) of filings in such records in all jurisdictions where the Company has any material personal property or fixtures, which shall be in form, scope and substance satisfactory to Buyer and its counsel and which shall not disclose any Encumbrances not disclosed in a Schedule.

6.7. Third Party Consents. Navarre and NRC shall have received all required consents and approvals from their lenders and any other third party or other governmental authorities required to consent to or approve the Transaction described in this Agreement.

6.8. Navarre Shareholder Approval. Navarre shall have received Shareholder approval for the Transaction as required by applicable laws, rules and regulations.

6.9. NRC Shareholder Approval. NRC shall have received Shareholder approval for the Transaction as required by applicable laws, rules and regulations.


                                  SECTION VII.
               CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATIONS

The obligation of the Company to consummate the Transaction contemplated hereunder is subject to compliance by Navarre and NRC with their agreements herein contained, and to the satisfaction on the Effective Date of the following further conditions, any of which may be waived by the Shareholders and the Company:

7.1. Opinion of Navarre's and NRC's Counsel. Navarre and NRC shall have furnished the Company with a favorable opinion, dated the Closing Date, of Winthrop & Weinstine, P.A., counsel for Navarre and NRC, in form and substance satisfactory to Mahoney, Hagberg & Rice, A Professional Association, counsel to the Company. Navarre and NRC shall have furnished the Shareholders with a favorable opinion dated the Effective Date on such matters satisfactory to the Shareholders.

7.2. Deliveries by Navarre. Navarre shall have complied in all respects with its obligations under Section 1.17. hereof.

7.3. Deliveries by NRC. NRC shall have complied in all respects with its obligations under Section 1.18. hereof.

7.4. Representations and Covenants, Etc. The representations, warranties, covenants and agreements of Navarre and NRC contained in this Agreement or otherwise made in writing by their or on their behalf pursuant hereto or otherwise made in connection with the Transaction contemplated hereby shall be true and correct in all material respects at and as of the Effective Date with the same force and effect as though made on and as of such date; each and all the agreements and conditions to be performed or satisfied by Navarre and NRC hereunder at or prior to the Effective Date shall have been duly performed or satisfied in all material respects; and Navarre and NRC shall have furnished the Company with such certificates or other documents evidencing the accuracy of such representations and warranties and the performance of such agreements or conditions as the Company shall have requested. The Company shall, on the basis of its investigation and inspection, and that of its representatives, accountants and attorneys, have been satisfied in all reasonable respects as to the accuracy in all material respects of such representations and warranties and the performance and satisfaction of such agreements and conditions.

7.5. Absence of Litigation. No action or proceeding shall have been instituted or threatened prior to or at the Effective Date before any court or governmental body or authority pertaining to the Transaction contemplated hereby, the results of which could prevent or make illegal the consummation of such Transaction or which, in the judgment of the Company, could be materially adverse to Navarre, its properties, facilities or assets.

7.6. Satisfaction of Counsel. The validity of the Transaction herein mentioned, as well as the form and substance of all opinions, certificates and other documents hereunder, shall be satisfactory in all reasonable respects to Mahoney, Hagberg & Rice, A Professional Association, counsel to the Company.

                                 SECTION VIII.
          ENTIRE AGREEMENT; SURVIVAL OF REPRESENTATIONS AND WARRANTIES

The Company, Navarre and NRC agree that, except as set forth in Section 5.7., this Agreement, including the Schedules and Exhibits hereto, and the Agreement of Merger constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior understandings and agreements with respect thereto. The representations, warranties, covenants and agreements provided for in this Agreement shall survive the Effective Date for a period of twenty-seven (27) months after which time they shall lapse and be of no further force and effect, except for the representations and warranties set forth in Sections 2.18. and 3.1., each of which shall survive for the applicable limitations periods, and they shall be unaffected by any investigation made by or on behalf of any party hereto.


                                  SECTION IX.
                       INDEMNIFICATION AND OTHER REMEDIES

9.1. Specific Performance; Other Remedies. The parties recognize that various of the rights of the parties under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for injunctive relief and specific performance to the extent permitted by law. In addition, Navarre and the Surviving Corporation shall have the right to set off their damages, costs and expenses against the Escrow Shares or any payment or payments coming due in the form of the 1997 Shares and 1998 Shares pursuant to this Agreement. The parties hereto agree that in any legal action commenced to enforce the terms of this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable fees and expenses (including reasonable legal fees) and including, but not limited to, all reasonable fees and expenses incident to any action or participation in, or in connection with, any case or proceeding commenced under federal or state bankruptcy or insolvency laws or any regulatory proceeding.

9.2. Confidentiality.

       (a) Whether or not the Transaction contemplated hereby are consummated, each of the parties hereto agrees to keep confidential and cause their attorneys and accountants to keep confidential any and all information and data with respect to the other party which it has received as a result of any investigation made in connection with this Agreement and which is not otherwise available to the parties; provided, however, that notwithstanding the foregoing, each of the parties hereto shall be free to disclose any such information or data (a) to the extent required by applicable law and (b) during the course of or in connection with any litigation, arbitration or other proceeding based upon or in connection with the subject matter of this Agreement, and the Agreement of Merger including, without limitation, the failure of the Transaction contemplated hereby to be consummated. In the event that the Transaction contemplated hereby are not consummated, Navarre and NRC each agree that it shall keep confidential any and all information and data with respect to the Company or the Shareholders which is not otherwise available to the public and shall not directly or indirectly use any such secret or confidential information for its benefit and shall return to the Company all of the above-referenced information and data with respect to the Company and the Shareholders, including all books, records, Tax returns and other data relating to the Shareholders, the Company and the ownership and operation of the Company. The duty of confidentiality set forth herein shall not apply to information that:

              (i) is, at the time of disclosure, in the public domain;

              (ii) after disclosure, enters the public domain, except where such entry is a direct result of a breach of this Agreement;

              (iii) subsequent to disclosure, is obtained from a third party in possession of such information and not under a contractual or fiduciary obligation to the party originally disclosing such information to keep such information in confidence or did not, directly or indirectly, obtain such information from a party under a contractual or fiduciary obligation to the party originally disclosing such information to keep such information in confidence;

              (iv) is filed with any governmental or any regulatory authority and available to the public; or

              (v) is disclosed pursuant to any judicial or governmental requirement or order.

       (b) Without intending to limit the remedies available to a party due to any breach or threatened breach of Section 9.2.(a), each of the other parties agrees that damages at law would be an insufficient remedy in the event of any breach or threatened breach by the other parties of Section 9.2.(a) and that such party shall be entitled to injunctive relief or other equitable remedies in the event of any such breach or threatened breach.


                                   SECTION X.
                               GENERAL PROVISIONS

10.1. Effect of Waiver. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party's right at a later time to enforce or require performance of such provision or of any other provision hereof.

10.2. Modification of Agreement. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

10.3. Assignment; Parties in Interest. This Agreement shall not be assignable by any party without the prior written consent of the other; provided, however, that in the event that after the Effective Date Navarre or the Surviving Corporation shall be merged with, or consolidated into, any other corporation, or in the event that after the Effective Date Navarre or the Surviving Corporation shall sell and transfer substantially all of its assets to another corporation, the terms of this Agreement, shall inure to the benefit of the corporation resulting from such merger or consolidation, or to which Navarre's or the Surviving Corporation's assets shall be sold and transferred. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by persons other than the parties hereto (or a successor to Navarre or the Surviving Corporation or assignees of the Shareholders as provided in this Section).

10.4. Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be returned and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

10.5. Construction. This Agreement has been negotiated by Navarre, NRC and the Company and their respective legal counsel, and legal or equitable principles that may require the construction of this Agreement or any provision hereof against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

10.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement it shall not be necessary to produce more than one such counterpart.

10.7. Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, certified or registered mail, return receipt requested:

       (a)   If to Navarre or to NRC to:      with a copy to:

             Navarre Corporation              Winthrop & Weinstine, P.A.
             7400 49th Avenue North           3000 Dain Bosworth Plaza
             New Hope, MN 55428               60 South Sixth Street
             Attention: President             Minneapolis, MN 55402
                                              Attention:  Scott J. Dongoske

       (b)   If to the Company to:            with a copy to:

             Net Radio Corporation            Mahoney, Hagberg & Rice,
             Riverplace Exposition Hall       A Professional Association
             Suite 149                        333 South Seventh Street
             43 Main Street S.E.              Suite 1500
             Minneapolis, MN 55414            Minneapolis, MN  55402
             Attn: President                  Attn: Michael C. Mahoney

       or to such other person(s) and address(es) as either party shall have specified in writing to the other.

10.8. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the State of Minnesota.

10.9. Captions and Headings. Captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

10.10. Legal Representation. EACH OF THE PARTIES TO THIS AGREEMENT REPRESENTS AND WARRANTS THAT IT HAS READ AND UNDERSTOOD ALL THE TERMS OF THE AGREEMENT; THAT IT HAS HAD AN OPPORTUNITY TO OR HAS CONSULTED WITH COUNSEL OF ITS CHOICE PRIOR TO ITS EXECUTION; THAT IT POSSESSES FULL LEGAL AUTHORITY AND CAPACITY TO EXECUTE THIS AGREEMENT; AND THAT IT HAS FREELY EXECUTED THIS AGREEMENT WITHOUT COERCION, DURESS, OR RELIANCE UPON ANY PROMISE NOT EXPRESSLY STATED IN THIS AGREEMENT.

IN WITNESS WHEREOF, the Shareholders, the Company, Navarre and NRC have caused this Agreement to be executed as of the date first above written.

NET RADIO CORPORATION,                     NAVARRE CORPORATION,
  a Nevada corporation                       a Minnesota corporation


By: /s/ Robert Griggs                      By: /s/ Charles E. Cheney
    ---------------------------------          --------------------------------
    Robert Griggs                              Charles E. Cheney
    Its Chief Executive Officer                Its Executive Vice President
                                               and Chief Financial Officer

NET RADIO CORPORATION,
  a Minnesota corporation

By: /s/ Charles E. Cheney
    ---------------------------------
    Charles E. Cheney
    Its Chief Financial Officer